Net1 UEPS Technologies, Inc (“Net1”) Announces Extension of Contract with KwaZulu Natal Provincial Government

Net1 today announced that its contract with the KwaZulu Natal provincial government for the distribution of social welfare grants has been extended by one year, until 31 December 2005, with a further option to extend the contract to 31 December 2006.

Net1 utilises its smart card based UEPS technology to distribute approximately 1.46 million social welfare grants with a value of ZAR 870 million (US$ 152 million) per month in KwaZulu Natal. The grants distributed include old age grants, disability grants and child support grants.

“We are delighted to continue our long standing relationship with the KwaZulu Natal government”, said Serge Belamant, Chairman and Chief Executive Officer of Net1. “We are proud that our UEPS delivery platform will continue to improve the lifestyles of our cardholders in KwaZulu Natal and provide them with a safe, secure transacting instrument which allows them access to goods and financial services which were previously unattainable.”

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including, but not limited to, our most recent report on Form 8-K. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact: Net1 Investor Relations at +1-604-484-8750